DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS

1500 – 1140 W. Pender Street
Vancouver, BC V6E 4G1
TEL 604.687.4747 | FAX 604.689.2778

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Amendment No. 3 to Form F-4 ("Registration Statement") of our report dated March 30, 2022 relating to the financial statements of ALR Technologies Inc. (the "Company") for the years ended December 31, 2021 and 2020 included in the Registration Statement relating to the Merger of ALRT Delaware, Inc. with and into ALR Technologies Inc. and to the reference to our firm under the caption "Experts" in such Registration Statement.

DMCL.

DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Professional Accountants

Vancouver, Canada
September 8, 2022